Exhibit 99.1

Press Release	For Immediate Release
Date: April 24, 2019

GLEN BURNIE BANCORP ANNOUNCES

FIRST QUARTER 2019 RESULTS

GLEN BURNIE, MD (April 24, 2019) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $135,000, or $0.05 per basic and diluted common share for the three-month period ended March 31, 2019, as compared to net income of $255,000, or $0.09 per basic and diluted common share for the three-month period ended March 31, 2018.

Net loan balances at March 31, 2019 grew by $24.0 million, or 8.8%, as compared to March 31, 2018. Bancorp had total assets of $393.1 million at March 31, 2019. Bancorp, the oldest independent commercial bank in Anne Arundel County, will pay its 107th consecutive quarterly dividend on May 3, 2019.

“Net interest income continued to rise during the first quarter, driving a consistent core earnings expansion. Net interest income in the first quarter of 2019 grew by $147,000 or 4.9%, as compared to the first quarter of last year, as the yield on our loan portfolio grew from 4.25% to 4.32%, and our funding costs increased by $118,000 or 26.1%, from $452,000 to $570,000,” stated John D. Long, President and CEO. “Our strong fundamental performance was somewhat offset by significant continued investment in technology and infrastructure improvements that enable us to remain competitive in the rapidly changing technological environment. These improvements allowed the Company to remain vigilant in its risk mitigation efforts, and continue to provide a high level of service to our valued customers. We are encouraged by the progress of the last two years and are confident that these investments have created a foundation for sustainable growth in 2019 and beyond. A favorable credit environment combined with our outstanding credit quality, disciplined loan pricing and a beneficial balance sheet structure, allowed us to reduce the provision for loan losses by $187,000 or 51.9%, this quarter as compared to the first quarter of last year. Headquartered in the dynamic Northern Anne Arundel County market, we believe the Bank is well positioned with sound growth, asset quality and capital levels, a widening net interest margin, and an experienced and seasoned executive team. We remain deeply committed to serving the financial needs of the community through the development of new loan and deposit products.”

Highlights for the First Three Months of 2019

Bancorp continued to grow organically in the first quarter of 2019 driven primarily by favorable net loan growth. Bancorp has strong liquidity and capital positions that provide ample capacity for future growth, along with the Bank’s total regulatory capital to risk weighted assets of 13.46% at March 31, 2019, as compared to 13.85% for the same period of 2018.

Return on average assets for the three-month period ended March 31, 2019 was 0.14%, as compared to 0.26% for the three-month period ended March 31, 2018. Return on average equity for the three-month period ended March 31, 2019 was 1.59%, as compared to 3.06% for the three-month period ended March 31, 2018. Lower gains on redemption of bank-owned life insurance policies (“BOLI”) and higher noninterest expenses primarily drove the lower returns.

The book value per share of Bancorp’s common stock was $12.23 at March 31, 2019, as compared to $11.83 per share at March 31, 2018.

At March 31, 2019, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 12.51% at March 31, 2019, as compared to 12.73% at March 31, 2018. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $393.1 million at March 31, 2019, an increase of $2.7 million or 0.69%, from $390.4 million at March 31, 2018. Investment securities were $61.4 million at March 31, 2019, a decrease of $28.9 million or 32.0%, from $90.3 million at March 31, 2018. The higher volume of loan originations during 2018 were primarily funded using the proceeds from the sale of securities. Loans, net of deferred fees and costs, were $299.4 million at March 31, 2019, an increase of $23.7 million or 8.60%, from $275.7 million at March 31, 2018. Real estate acquired through foreclosure was $0.7 million at March 31, 2019, an increase of $0.6 million from March 31, 2018 primarily due to the acquisition of a single property. BOLI decreased $0.4 million or 4.7% from March 31, 2018 to March 31, 2019 primarily due to the redemption of BOLI policies. Net deferred tax assets decreased $1.6 million or 56.61% and accrued taxes receivable increased $1.2 million from March 31, 2018 to March 31, 2019 primarily due to the elimination of the alternative minimum tax under the Tax Act.

Total deposits were $331.6 million at March 31, 2019, a decrease of $4.6 million or 1.36%, from $336.2 million at March 31, 2018. Interest-bearing deposits were $224.4 million at March 31, 2019, a decrease of $4.7 million or 2.07%, from $229.1 million at March 31, 2018. Total borrowings were $25.0 million at March 31, 2019, an increase of $5.0 million or 25.0%, from $20.0 million at March 31, 2018.

Stockholders’ equity was $34.5 million at March 31, 2019, an increase of $1.3 million or 3.82%, from $33.2 million at March 31, 2018. The decrease in accumulated other comprehensive loss associated with net unrealized losses on the available for sale bond portfolio, retained earnings and stock issuances under the dividend reinvestment program, offset by decreases in unrealized gains on interest rate swap contracts drove the increase in stockholders’ equity.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 0.86% of total assets at March 31, 2019, as compared to 1.49% for the same period of 2018. The reduction in nonaccrual loans offset by the increase in OREO drove the 0.63% decrease in nonperforming assets as percentage of total assets from March 31, 2018 to 2019.

Review of Financial Results

For the three-month periods ended March 31, 2019 and 2018

Net income for the three-month period ended March 31, 2019 was $135,000, as compared to $255,000 for the three-month period ended March 31, 2018.

Net interest income for the three-month period ended March 31, 2019 totaled $3.14 million, as compared to $2.99 million for the three-month period ended March 31, 2018. Average loan balances increased $25.5 million or 9.32% to $299.5 million for the three-month period ended March 31, 2019, as compared to $274.0 million for the same period of 2018.

Net interest margin for the three-month period ended March 31, 2019 was 3.3%, as compared to 3.22% for the same period of 2018. Higher average balances and yields on interest-earning assets were the primary driver of year-over-year results, as the average balance increased $9.2 million and the yield on interest-earning assets increased 0.19% from 3.71% to 3.9%. These increases were offset by the higher cost of funds, which increased 0.12% from 0.51% to 0.63% for the three-month periods ending March 31, 2018 and 2019, respectively.

The provision for loan losses for the three-month period ended March 31, 2019 was $173,000, as compared to $360,000 for the same period of 2018. The decrease for the three-month period ended March 31, 2019, when compared to the three-month period ended March 31, 2018 primarily reflects $294,000 lower required reserves offset by $59,000 higher net charge offs. As a result, the allowance for loan losses was $2.61 million at March 31, 2019, representing 0.87% of total loans, as compared to $2.90 million, or 1.05% of total loans at March 31, 2018 and is consistent with our improved credit quality.

Noninterest income for the three-month period ended March 31, 2019 was $282,000, as compared to $486,000 for the three-month period ended March 31, 2019, a decrease of $204,000 or 41.96%. $207,000 lower gains on the redemption of BOLI policies primarily drove the decrease.

For the three-month period ended March 31, 2019, noninterest expense was $3.08 million, as compared to $2.84 million for the three-month period ended March 31, 2018, an increase of $242,000 or 8.54%. The primary contributors to the $242,000 million increase, when compared to the three-month period ended March 31, 2018 were increases in salary and employee benefits costs, data processing and item processing services, litigation settlement costs, OREO expenses, bank robbery loss and other insurance expenses offset by lower legal, accounting and other professional fees, and loan collection costs.

# # #

Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31,	March 31,	December 31,
	2019	2018	2018
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$2,341	$2,449	$2,605
Interest bearing deposits with banks and federal funds sold	14,194	6,079	13,349
Total Cash and Cash Equivalents	16,535	8,528	15,954

Investment securities available for sale, at fair value	61,420	90,329	81,572
Restricted equity securities, at cost	1,439	1,231	2,481

Loans, net of deferred fees and costs	299,417	275,716	299,120
Allowance for loan losses	(2,605)	(2,899)	(2,541)
Loans, net	296,812	272,817	296,579

Real estate acquired through foreclosure	705	114	705
Premises and equipment, net	3,901	3,271	3,106
Bank owned life insurance	7,900	8,290	7,860
Deferred tax assets, net	1,197	2,759	1,392
Accrued interest receivable	1,110	1,182	1,198
Accrued taxes receivable	1,221	-	1,177
Prepaid expenses	515	554	466
Other assets	304	1,295	556
Total Assets	$393,059	$390,370	$413,046

LIABILITIES
Noninterest-bearing deposits	$107,249	$107,073	$101,369
Interest-bearing deposits	224,364	229,097	221,084
Total Deposits	331,613	336,170	322,453

Short-term borrowings	25,000	20,000	55,000
Defined pension liability	298	341	285
Accrued expenses and other liabilities	1,693	672	1,257
Total Liabilities	358,604	357,183	378,995

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,817,821, 2,804,456, and 2,814,157 shares as of March 31, 2019, March 31, 2018, and December 31, 2018, respectively.	2,818	2,804	2,814
Additional paid-in capital	10,433	10,301	10,401
Retained earnings	21,919	21,581	22,066
Accumulated other comprehensive loss	(715)	(1,499)	(1,230)
Total Stockholders' Equity	34,455	33,187	34,051
Total Liabilities and Stockholders' Equity	$393,059	$390,370	$413,046

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
	(unaudited)	(unaudited)
Interest income
Interest and fees on loans	$3,189	$2,872
Interest and dividends on securities	400	524
Interest on deposits with banks and federal funds sold	120	48
Total Interest Income	3,709	3,444

Interest expense
Interest on deposits	332	309
Interest on short-term borrowings	238	143
Total Interest Expense	570	452

Net Interest Income	3,139	2,992
Provision for loan losses	173	360
Net interest income after provision for loan losses	2,966	2,632

Noninterest income
Service charges on deposit accounts	61	67
Other fees and commissions	178	168
Gains on redemption of BOLI policies	-	207
Gain on securities sold	3	-
Income on life insurance	40	44
Total Noninterest Income	282	486

Noninterest expenses
Salary and employee benefits	1,770	1,721
Occupancy and equipment expenses	314	305
Legal, accounting and other professional fees	231	245
Data processing and item processing services	176	139
FDIC insurance costs	56	58
Advertising and marketing related expenses	27	17
Loan collection costs	13	41
Telephone costs	66	57
Other expenses	424	252
Total Noninterest Expenses	3,077	2,835

Income before income taxes	171	283
Income tax expense	(36)	28

Net income	$135	$255

Basic and diluted net income per common share	$0.05	$0.09

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the three months ended March, 2019 and 2018 (unaudited)

(dollars in thousands)

				Accumulated
				Other
		Additional		Comprehensive	Total
	Common	Paid-in	Retained	(Loss)	Stockholders'
	Stock	Capital	Earnings	Income	Equity
Balance, December 31, 2017	$2,801	$10,267	$21,605	$(631)	$34,042

Net income	-	-	255	-	255
Cash dividends, $0.10 per share	-	-	(279)	-	(279)
Dividends reinvested under dividend reinvestment plan	3	34	-	-	37
Other comprehensive income	-	-	-	(868)	(868)
Balance, March 31, 2018	$2,804	$10,301	$21,581	$(1,499)	$33,187

				Accumulated
				Other
		Additional		Comprehensive	Total
	Common	Paid-in	Retained	(Loss)	Stockholders'
	Stock	Capital	Earnings	Income	Equity
Balance, December 31, 2018	$2,814	$10,401	$22,066	$(1,230)	$34,051

Net income	-	-	135	-	135
Cash dividends, $0.10 per share	-	-	(282)	-	(282)
Dividends reinvested under dividend reinvestment plan	4	32	-	-	36
Other comprehensive income	-	-	-	515	515
Balance, March 31, 2019	$2,818	$10,433	$21,919	$(715)	$34,455

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2019:
(unaudited)
Common Equity Tier 1 Capital	$34,681	12.51%	$12,472	4.50%	$18,014	6.50%
Total Risk-Based Capital	$37,311	13.46%	$22,172	8.00%	$27,715	10.00%
Tier 1 Risk-Based Capital	$34,681	12.51%	$16,629	6.00%	$22,172	8.00%
Tier 1 Leverage	$34,681	8.68%	$15,983	4.00%	$19,978	5.00%

As of December 31, 2018:
(audited)
Common Equity Tier 1 Capital	$34,778	12.27%	$12,757	4.50%	$18,427	6.50%
Total Risk-Based Capital	$37,354	13.18%	$22,679	8.00%	$28,349	10.00%
Tier 1 Risk-Based Capital	$34,778	12.27%	$17,009	6.00%	$22,679	8.00%
Tier 1 Leverage	$34,778	8.52%	$16,330	4.00%	$20,413	5.00%

As of March 31, 2018:
(unaudited)
Common Equity Tier 1 Capital	$33,132	12.73%	$11,712	4.50%	$16,917	6.50%
Total Risk-Based Capital	$36,047	13.85%	$20,822	8.00%	$26,027	10.00%
Tier 1 Risk-Based Capital	$33,132	12.73%	$15,616	6.00%	$20,822	8.00%
Tier 1 Leverage	$33,126	8.40%	$15,774	4.00%	$19,718	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	March 31,	December 31,	March 31,	December 31,
	2019	2018	2018	2018
	(unaudited)	(unaudited)	(unaudited)	(audited)

Financial Data
Assets	$393,059	$413,046	$390,370	$413,046
Investment securities	61,420	81,572	90,329	81,572
Loans, (net of deferred fees & costs)	299,417	299,120	275,716	299,120
Allowance for loan losses	2,605	2,541	2,899	2,541
Deposits	331,613	322,453	336,170	322,453
Borrowings	25,000	55,000	20,000	55,000
Stockholders' equity	34,455	34,051	33,187	34,051
Net income	135	307	255	1,583

Average Balances
Assets	$400,064	$408,958	$391,832	$400,930
Investment securities	69,939	85,055	92,449	89,351
Loans, (net of deferred fees & costs)	299,506	297,791	273,964	286,702
Deposits	323,283	332,284	334,492	335,167
Borrowings	40,643	42,748	22,752	31,595
Stockholders' equity	34,346	32,580	33,817	33,392

Performance Ratios
Annualized return on average assets	0.14%	0.30%	0.26%	0.39%
Annualized return on average equity	1.59%	3.74%	3.06%	4.74%
Net interest margin	3.30%	3.26%	3.22%	3.26%
Dividend payout ratio	209%	91%	109%	71%
Book value per share	$12.23	$12.10	$11.83	$12.10
Basic and diluted net income per share	0.05	0.11	0.09	0.56
Cash dividends declared per share	0.10	0.10	0.10	0.40
Basic and diluted weighted average shares outstanding	2,816,518	2,813,045	2,802,509	2,808,031

Asset Quality Ratios
Allowance for loan losses to loans	0.87%	0.85%	1.05%	0.85%
Nonperforming loans to avg. loans	0.90%	0.73%	2.09%	0.76%
Allowance for loan losses to nonaccrual & 90+ past due loans	104.7%	128.7%	52.7%	128.7%
Net charge-offs annualize to avg. loans	0.27%	0.23%	0.07%	0.32%

Capital Ratios
Common Equity Tier 1 Capital	12.51%	12.27%	12.73%	12.27%
Tier 1 Risk-based Capital Ratio	12.51%	12.27%	12.73%	12.27%
Leverage Ratio	8.68%	8.52%	8.40%	8.52%
Total Risk-Based Capital Ratio	13.46%	13.18%	13.85%	13.18%